Exhibit 99.1

PART ONE

Item 1: Business Overview

BUSINESS DESCRIPTION

CIT Group Inc., together with its subsidiaries (collectively “we”, “our”, “CIT” or the “Company”), has provided financial solutions to its clients since its formation in 1908. We provide financing, leasing and advisory services principally to middle market companies in a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation industry worldwide. We had nearly $60 billion of earning assets at December 31, 2015. CIT became a bank holding company (“BHC”) in December 2008 and a financial holding company (“FHC”) in July 2013. CIT provides a full range of banking and related services to commercial and individual customers through its bank subsidiary, CIT Bank, N.A., which includes 70 branches located in southern California, and its online bank, bankoncit.com, and through other offices in the U.S. and internationally.

Effective as of August 3, 2015, CIT acquired IMB HoldCo LLC (“IMB”), the parent company of OneWest Bank, National Association, a national bank (“OneWest Bank”) (the “OneWest Transaction”). CIT Bank, a Utah-state chartered bank and a wholly owned subsidiary of CIT, merged with and into OneWest Bank, with OneWest Bank surviving as a wholly owned subsidiary of CIT with the name CIT Bank, National Association (“CIT Bank, N.A.” or “CIT Bank”). The acquisition improves CIT’s competitive position in the financial services industry while advancing our commercial banking model. See Note 2 — Acquisition and Disposition Activities in Item 8. Financial Statements and Supplementary Data for additional information and OneWest Transaction for information on certain acquired assets and liabilities.

CIT is regulated by the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Reserve Bank of New York (“FRBNY”) under the U.S. Bank Holding Company Act of 1956. CIT Bank, N.A. is regulated by the Office of the Comptroller of the Currency, U.S. Department of the Treasury (“OCC”). Prior to the OneWest Transaction, CIT Bank was regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions (“UDFI”).

Each business has industry alignment and focuses on specific sectors, products and markets. Our principal product and service offerings include:

Products and Services
• Account receivables collection	• Equipment leases
• Acquisition and expansion financing	• Factoring services
• Advisory services — investment and trust	• Financial risk management
• Asset management and servicing	• Import and export financing
• Asset-based loans	• Insurance services
• Credit protection	• Letters of credit / trade acceptances
• Cash management and payment services	• Merger and acquisition advisory services (“M&A”)
• Debt restructuring	• Private banking
• Debt underwriting and syndication	• Residential mortgage loans
• Deposits	• Secured lines of credit
• Enterprise value and cash flow loans	• Small Business Administration (“SBA”) loans

We source our commercial lending business through direct marketing to borrowers, lessees, manufacturers, vendors and distributors, and through referral sources and other intermediaries. As a result of the OneWest Bank acquisition, we are now able to source our commercial and consumer lending business through our branch network. Periodically we buy participations in syndications of loans and lines of credit and purchase finance receivables on a whole-loan basis.

We generate revenue by earning interest on loans and investments, collecting rentals on equipment we lease, and earning commissions, fees and other income for services we provide. We syndicate and sell certain finance receivables and equipment to leverage our origination capabilities, reduce concentrations and manage our balance sheet.

We set underwriting standards for each division and employ portfolio risk management models to achieve desired portfolio demographics. Our collection and servicing operations are organized by business and geography in order to provide efficient client interfaces and uniform customer experiences.

Funding sources include deposits and borrowings. As a result of the OneWest Transaction and our continued funding and liability management initiatives, our funding mix has continued to migrate towards a higher proportion of deposits.

BUSINESS SEGMENTS

We made certain changes to our segments during 2015 to reflect the inclusion of OneWest Bank operations. North American Commercial Finance (“NACF”) was renamed North America Banking (“NAB”) and included the Commercial Real Estate, Commercial Banking and Consumer Banking divisions. We created a new segment, Legacy Consumer Mortgages (“LCM”), which included single-family residential mortgage (“SFR”) loans and reverse mortgage loans that were acquired as part of the OneWest Bank acquisition. Certain of the LCM loans are subject to loss sharing agreements with the FDIC, under which CIT may be reimbursed for a portion of future losses. These changes were presented in our originally filed annual Report on Form 10-K for the year ended December 31, 2015 (“Form 10-K”).

Effective January 1, 2016, we changed our segment reporting to reflect our reorganized management structure that we announced in December 2015. CIT manages its business and reports its financial results in four operating segments: Commercial Banking, Transportation Finance, Consumer and Community Banking, and Non-Strategic Portfolios (“NSP”), and a fifth non-operating segment, Corporate and Other.

The following summarizes changes to our segment presentation from the originally filed Form 10-K for the year ended December 31, 2015:

■	Commercial Banking (formerly North America Banking, or “NAB”) no longer includes the Consumer Banking division or the Canadian lending and equipment finance business. Commercial Banking is comprised of three divisions, Commercial Finance, Real Estate Finance, and Business Capital. Business Capital includes the former Equipment Finance and Commercial Services divisions.
■	Transportation Finance (formerly Transportation & International Finance or “TIF”) no longer includes the China and the U.K. businesses. Transportation Finance is comprised of three divisions, Aerospace, Rail, and Maritime Finance.
■	Consumer and Community Banking is a new segment that includes Legacy Consumer Mortgages (the former LCM segment) and other banking divisions that were included in the former NAB segment (Consumer Banking, Mortgage Lending, Wealth Management and SBA Lending).
■	NSP includes businesses that we no longer consider strategic, including those in Canada, China and the recently exited U.K., that had been included in the former NAB and TIF segments. Historical data will also include other businesses and portfolios that have been sold, such as Mexico and Brazil.

All prior period comparisons are conformed to the current period presentation.

SEGMENT NAME	DIVISIONS	MARKETS AND SERVICES
Commercial Banking	Commercial Finance Real Estate Finance Business Capital

•  The divisions provide lending, leasing and other financial and advisory services, to small and middle-market companies across select industries.

•  Business Capital also provides factoring, receivables management products and secured financing to the retail supply chain.

Transportation Finance	Aerospace Rail Maritime Finance	• Large ticket equipment leasing and secured financing to select transportation industries.
Consumer and Community Banking	Other Consumer Lending (collectively includes Consumer Banking, Wealth Management, SBA Lending and Mortgage Lending) Legacy Consumer Mortgages (“LCM)

•  Other Consumer Lending includes a full suite of deposit products, and SFR loans offered through retail branches, private bankers, and an online direct channel and provides Small Business Administration (“SBA”) loans.

•  LCM consists of SFR loans and reverse mortgage loans, certain of which are covered by loss sharing agreements with the FDIC.

Non-Strategic Portfolios		• Consists of portfolios that we do not consider strategic. • Equipment finance and secured lending in select international geographies.
Corporate and Other		• Includes investments and other unallocated items, such as certain amortization of intangible assets.

Financial information about our segments and geographic areas of operation are described in Exhibit 99.2 Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Exhibit 99.3 Item 8. Financial Statements and Supplementary Data (Note 25 — Business Segment Information).

COMMERCIAL BANKING

Commercial Banking (formerly North America Banking, or “NAB”) is comprised of three divisions, Commercial Finance, Real Estate Finance, and Business Capital. Business Capital includes the former Equipment Finance and Commercial Services divisions.

Commercial Banking provides a range of lending, leasing and deposit products, as well as ancillary products and services, including factoring, cash management and advisory services, to small and medium- sized companies. Revenue is generated from interest earned on loans, rents on equipment leased, fees and other revenue from lending and leasing activities, and banking services, along with capital markets transactions, commissions earned on factoring and related activities.

Description of Divisions

Commercial Finance provides a range of lending and deposit products, as well as ancillary services including cash management and advisory services, to small and medium size companies. Loans offered are primarily senior secured loans collateralized by accounts receivable, inventory, machinery & equipment and/or intangibles that are often used for working capital, plant expansion, acquisitions or recapitalizations. These loans include revolving lines of credit and term loans and, depending on the nature and quality of the collateral, may be referred to as asset-based loans or cash flow loans. Loans are originated through direct relationships, led by individuals with significant experience in their respective industries, or through relationships with private equity sponsors. We provide financing, treasury management and capital markets products to customers in a wide range of industries, including Commercial & Industrial, Communications & Technology, Entertainment & Media, Energy, and Healthcare.

Real Estate Finance provides senior secured commercial real estate loans to developers and other commercial real estate professionals. We focus on properties with a stable cash flow and originate construction loans to highly experienced and well capitalized developers. In addition, the portfolio acquired in the OneWest Bank transaction included multi-family mortgage loans that are being run off.

Business Capital provides leasing and equipment financing, along with solutions to small businesses and middle market companies in a wide range of industries on both a private label and direct basis. We provide financing solutions for our borrowers and lessees, and assist manufacturers and distributors in growing sales, profitability and customer loyalty by providing customized, value-added finance solutions to their commercial clients. Our LendEdge platform allows small businesses to access financing through a highly automated credit approval, documentation and funding process. We offer loans and leases, both capital and operating leases. In addition, this division provides factoring, receivable management products, and secured financing to businesses (our clients, which are generally manufacturers or importers of goods) that operate in several industries, including apparel, textile, furniture, home furnishings and consumer electronics. Factoring entails the assumption of credit risk with respect to trade accounts receivable arising from the sale of goods by our clients to their customers (generally retailers) that have been factored (i.e. sold or assigned to the factor). Although primarily U.S.-based, we also conduct business with clients and their customers internationally.

Key Risks

Key risks faced by the divisions are credit risk, business risk and asset risk. Credit risks associated with secured financings relate to the ability of the borrower to repay the loan and the value of the collateral underlying the loan should the borrower default on its obligations.

Business risks relate to the demand for services that is broadly affected by the level of economic growth and is more specifically affected by the level of economic activity in CIT’s target industries. If demand for CIT’s products and services declines, then new business volume will decline. Likewise, changes in supply and demand of CIT’s products and services also affect the pricing CIT can command from the market. Additionally, new business volume in Business Capital is influenced by CIT’s ability to maintain and develop relationships with its vendor partners. With regard to pricing, the divisions are subject to potential threats from competitor activity or disintermediation by vendor partners and other referral sources, which could negatively affect CIT’s margins. Commercial Banking is also exposed to business risk related to its syndication activity. Under adverse market circumstances, CIT would be exposed to risk arising from the inability to sell loans to other lenders, resulting in lower fee income and higher than expected credit exposure to certain borrowers.

In Business Capital, CIT also is exposed to asset risk, namely that at the end of the lease term, the value of the asset will be lower than expected, resulting in reduced future lease income over the remaining life of the asset or a lower sale value.

The products and services provided by Commercial Services (a unit within Business Capital that provides factoring services) involve two types of credit risk: customer and client. A client (typically a manufacturer or importer of goods) is the counterparty to any factoring agreement, financing agreement, or receivables purchasing agreement that has been entered into with Commercial Services. A customer (typically a wholesaler or retailer) is the account debtor and obligor on trade accounts receivable that have been factored with and assigned to the factor.

The largest risk in factoring transactions for Commercial Services is customer credit risk. Customer credit risk relates to the financial inability of a customer to pay on undisputed trade accounts receivable due from such customer to the factor. While less significant than customer credit exposure, there is also client credit risk in providing cash advances to factoring clients. Client credit risk relates to a decline in the creditworthiness of a borrowing client, their consequent inability to repay their loan and the possible insufficiency of the underlying collateral (including the aforementioned customer accounts receivable) to cover any loan repayment shortfall. At December 31, 2015, client credit risk accounted for less than 10% of total Commercial Services credit exposure while customer credit risk accounted for the remainder.

Commercial Services is also subject to a variety of business risks including operational, due to the high volume of transactions, as well as business risks related to competitive pressures from other banks, boutique factors, and credit insurers. These pressures create risk of reduced pricing and factoring volume for CIT. In addition, client de-factoring can occur if retail credit conditions are benign for a long period and clients no longer demand factoring services for credit protection.

TRANSPORTATION FINANCE

Transportation Finance is a leading provider of leasing and financing solutions to operators and suppliers in the global aviation and railcar industries, and also has a maritime business. The segment consists of three divisions: Aerospace (Commercial Air and Business Air), Rail,

and Maritime Finance. The Company announced during the 2015 fourth quarter it is reviewing all of the options available to enhance value through separating or selling our Commercial Air business.

Revenues generated primarily include rents collected on leased assets, interest on loans, fees, and gains from assets sold. Aerospace and Rail account for the majority of the segment’s assets, revenues and earnings.

We achieved leadership positions in transportation finance by leveraging our deep industry experience and core strengths in technical asset management, customer relationship management, and credit analysis. We have extensive experience managing equipment over its full life cycle, including purchasing, leasing, remarketing and selling new and used equipment. Transportation Finance is a global business, with aircraft leased or financed around the world, railcar leasing operations throughout North America and Europe and a growing loan portfolio.

Description of Businesses

Aerospace

Commercial Air provides aircraft leasing, lending, asset management, and advisory services. The division’s primary clients include global and regional airlines around the world. Offices are located in the U.S., Europe and Asia. As of December 31, 2015, our commercial aerospace financed, leased and managed portfolio consists of 386 owned, financed and managed aircraft, which are placed with about 100 clients in approximately 50 countries.

Business Air offers financing and leasing programs for corporate and private owners of business jets. Serving clients around the world, we provide financing that is tailored to our clients’ unique business requirements. Products include term loans, leases, pre-delivery financing, fractional share financing and vendor / manufacturer financing.

Rail offers customized leasing and financing solutions and a highly efficient fleet of railcars and locomotives to railroads and shippers throughout North America and Europe. We expanded our operations to Europe during 2014 through an acquisition. We serve over 650 customers, including all of the U.S. and Canadian Class I railroads (railroads with annual revenues of at least $250 million), other railroads and non-rail companies, such as shippers and power and energy companies. Our operating lease fleet consists of over 128,000 railcars and 390 locomotives. Railcar types include covered hopper cars used to ship grain and agricultural products, plastic pellets, sand, and cement, tank cars for energy products and chemicals, gondolas for coal, steel coil and mill service products, open hopper cars for coal and aggregates, boxcars for paper and auto parts and centerbeams and flat cars for lumber.

Maritime Finance offers senior secured loans, sale-leasebacks and bareboat charters to owners and operators of oceangoing cargo vessels, including tankers, bulkers, container ships, car carriers and offshore vessels and drilling rigs.

The primary asset type is equipment (predominantly commercial aircraft and railcars) purchased and leased to commercial end-users. The typical structure for leasing of large ticket transportation assets is an operating lease, whereby CIT retains the majority of the asset risk by virtue of the relatively short lease term in comparison to the useful life of the asset. The segment also has a loan portfolio consisting primarily of senior, secured loans.

Key Risks

The primary risks are asset risk (resulting from ownership of the equipment on operating lease), credit risk and utilization risk. Asset risk arises from fluctuations in supply and demand for the underlying equipment that is leased. Transportation Finance invests in long-lived equipment; commercial aircraft have economic useful lives of approximately 20-25 years and railcars/locomotives have economic useful lives of approximately 35-50 years. This equipment is then leased to commercial end-users with lease terms of approximately 3-12 years. CIT is exposed to the risk that, at the end of the lease term, the value of the asset will be lower than expected, resulting in reduced future lease income over the remaining life of the asset or a lower sale value.

Asset risk is generally recognized through changes to lease income streams from fluctuations in lease rates and/or utilization. Changes to lease income occur when the existing lease contract expires, the asset comes off lease, and the business seeks to enter a new lease agreement. Asset risk may also change depreciation, resulting from changes in the residual value of the operating lease asset or through impairment of the asset carrying value, which can occur at any time during the life of the asset.

Credit risk in the leased equipment portfolio results from the potential default of lessees, possibly driven by obligor specific or industry-wide conditions, and is economically less significant than asset risk for Transportation Finance, because in the operating lease business, there is no extension of credit to the obligor. Instead, the lessor deploys a portion of the useful life of the asset. Credit losses manifest through multiple parts of the income statement including loss of lease/rental income due to missed payments, time off lease, or lower rental payments than the existing contract due to either a restructuring with the existing obligor or re-leasing of the asset to another obligor as well as higher expenses due to, for example, repossession costs to recover, refurbish, and re-lease assets. Credit risk associated with loans relates to the ability of the borrower to repay its loan and the Company’s ability to realize the value of the collateral underlying the loan should the borrower default on its obligations.

Exposure to certain industries could result in lower utilization of our equipment. A decrease in the level of airline passenger traffic or a decline in railroad shipping volumes or demand for specific railcars due to reduced demand for certain raw materials or bulk products, such as oil, coal, or steel, may adversely affect our aerospace or rail businesses, the value of our aircraft and rail assets, and the ability of our lessees to make lease payments.

See “Concentrations” section of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 21 — Commitments of Item 8. Financial Statements and Supplementary Data for further discussion of our aerospace and rail portfolios.

CONSUMER AND COMMUNITY BANKING

Consumer and Community Banking is a new segment that includes Legacy Consumer Mortgages (the former LCM segment) and other banking divisions (Consumer Banking, Mortgage Lending, Wealth Management, and SBA Lending), which are grouped together for purposes of discussion as Other Consumer Lending. These were all businesses and portfolios acquired from OneWest Bank; therefore, there are no prior year comparisons.

Other Consumer Lending offers mortgage loans, deposits and private banking services to its consumer customers. The division offers jumbo residential mortgage loans and conforming residential mortgage loans, primarily in Southern California. Mortgage loans are originated directly through leads generated from the retail branch network, private bankers, and the commercial business units, as well as indirectly through institutional intermediaries. Mortgage lending includes product specialists, internal sales support and origination processing, structuring and closing. Retail banking is the primary deposit gathering business of CIT Bank and operates through 70 retail branches in Southern California and an online direct channel. We offer a broad range of deposit and lending products to meet the needs of our clients (both individuals and small businesses), including checking, savings, certificates of deposit, residential mortgage loans, and fiduciary services. We also offer banking services to high net worth individuals and business owners. The division also originates qualified Small Business Administration (“SBA”) 504 loans (generally, the financing provides growing small businesses with long-term, fixed-rate financing for major fixed assets, such as land and building) and 7(a) (generally, for purchase/refinance of owner occupied commercial real estate, working capital, acquisition of inventory, machinery, equipment, furniture, and fixtures, the refinance of outstanding debt subject to any program guidelines, and acquisition of businesses, including partnership buyouts).

LCM was created in connection with the OneWest Transaction and includes portfolios of SFR mortgage loans and reverse mortgage loans. Revenue generated is primarily interest on loans. LCM does not extend new originations for these products, but does fund pre-existing commitments and performs loan modifications. These loans were previously acquired by OneWest Bank in connection with the lndyMac, First Federal and La Jolla transactions described in Note 5 — Indemnification Assets of Item 8 Financial Statements and Supplementary Data. Certain of the loans are covered by loss sharing agreements with the FDIC, which are scheduled to expire in 2019 and 2020. The FDIC indemnified OneWest Bank against certain future losses sustained on these loans. In conjunction with the OneWest Transaction, CIT Bank may now be reimbursed for losses under the terms of the loss sharing agreements with the FDIC. Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., liquidation of collateral). Reimbursements approved by the FDIC are usually received within 60 days of submission.

Key Risks

Key risks faced are credit risk, collateral risk and geographic concentration risk. Similar to our commercial business, credit risks associated with secured consumer financings relate to the ability of the borrower to repay its loan and the value of the collateral underlying the loan should the borrower default on its obligations. Our consumer mortgage loans are typically collateralized by the underlying property, primarily single family homes. Therefore, collateral risk relates to the potential decline in value of the property securing the loan. Most of the loans are concentrated in California; therefore, the geographic concentration risk relates to a potential downturn in the economic conditions in that state. As discussed in Note 5 — Indemnification Assets of Item 8. Financial Statements and Supplementary Data, certain indemnifications from the FDIC begin to expire in 2019.

NON-STRATEGIC PORTFOLIOS

NSP includes businesses that we no longer consider strategic. Portfolios at December 31, 2015 include those in Canada and China, along with the U.K., which was sold in January 2016. These portfolios were previously included in the former NAB and TIF segments. Historic data also includes other businesses and portfolios that have been sold, such as Mexico, Brazil and Small Business Lending in the U.S.

On a limited basis, the remaining businesses offer equipment financing, secured lending and leasing and advisory services to small and middle-market businesses in China and Canada, all of which were included in assets held for sale at December 31, 2015.

CORPORATE AND OTHER

Certain items are not allocated to operating segments and are included in Corporate & Other. Some of the more significant items include interest income on investment securities, a portion of interest expense primarily related to corporate liquidity costs (Interest Expense), mark-to-market adjustments on non-qualifying derivatives (Other Income), restructuring charges for severance and facilities exit activities as well as certain unallocated costs (Operating Expenses), certain intangible assets amortization expenses (Other Expenses) and loss on debt extinguishments.

CIT BANK, N.A.

Prior to August 3, 2015, CIT Bank was a Utah-state chartered bank and a wholly owned subsidiary of CIT. On that date, CIT Bank merged with and into OneWest Bank, with OneWest Bank surviving as a wholly owned subsidiary of CIT with the name CIT Bank, National Association (the “Bank”, “CIT Bank” or “CIT Bank, N.A.”). CIT Bank, N.A. is regulated by the OCC.

CIT Bank, N.A. raises deposits through its 70 branch network and from retail and institutional customers through commercial channels, as well as its online bank (www.BankOnCIT.com) and, to a lessening extent, through broker channels. Its existing suite of deposit products includes checking and savings accounts, Individual Retirement Accounts and Certificates of Deposit.

CIT Bank’s Commercial Finance division provides a range of lending and capital markets products, as well as deposit products, cash management and advisory services, to small and medium size companies. The Bank’s Other Consumer Lending division offers mortgage lending, deposits and wealth management services to its customers.

The Bank’s financing and leasing assets are primarily commercial loans, consumer loans and operating lease equipment. Its commercial loans and operating lease equipment are reported in Commercial Banking and Transportation Finance, and consumer loans are in Consumer and Community Banking. Consumer loans consist of SFR and reverse mortgage loans. The Bank’s growing operating lease portfolio primarily consists of railcars, with some aircraft. The commercial aerospace business is conducted largely outside the Bank.

At year-end, CIT Bank remained well capitalized, maintaining capital ratios well above required levels.

DISCONTINUED OPERATIONS

Discontinued operations are discussed, along with balance sheet and income statement items, in Note 2 — Acquisition and Disposition Activities in Item 8. Financial Statements and Supplementary Data. See also Note 22 — Contingencies for discussion related to the servicing business.

EMPLOYEES

CIT employed approximately 4,900 people at December 31, 2015, up from approximately 3,360 at December 31, 2014, mostly reflecting the OneWest Bank acquisition. Based upon the location of the Company’s legal entities, approximately 4,415 were employed in the U.S. entities and 485 in non-U.S. entities.

COMPETITION

We operate in competitive markets, based on factors that vary by product, customer, and geographic region. Our competitors include global and domestic commercial banks, regional and community banks, captive finance companies, and leasing companies. In most of our business segments, we have a few large competitors that have significant market share and many smaller niche competitors.

Many of our competitors are large companies with substantial financial, technological, and marketing resources. Our customer value proposition is primarily based on financing terms, structure, and client service. From time to time, due to highly competitive markets, we may (i) lose market share if we are unwilling to match product structure, pricing, or terms of our competitors that do not meet our credit standards or return requirements or (ii) receive lower returns or incur higher credit losses if we match our competitors’ product structure, pricing, or terms. While our funding structure puts us at a competitive disadvantage to other banks due to our proportion of higher cost debt, the OneWest Bank acquisition has reduced that disadvantage by increasing lower-cost funding sources, such as deposits.

To take advantage of opportunities, we must continue to compete successfully with banks and financial institutions that are larger and have better access to low cost funding. As a result, we tend not to compete on price, but rather on industry experience, asset and equipment knowledge, and customer service. The regulatory environment in which we and/or our customers operate also affects our competitive position.

REGULATION

We are regulated by federal banking laws, regulations and policies. Such laws and regulations are intended primarily for the protection of depositors, customers and the federal deposit insurance fund (“DIF”), as well as to minimize risk to the banking system as a whole, and not for the protection of our shareholders or non-depository creditors. Bank regulatory agencies have broad examination and enforcement power over bank holding companies (“BHCs”) and their subsidiaries, including the power to impose substantial fines, limit dividends, and other capital distributions, restrict operations and acquisitions, and require divestitures. BHCs and banks, as well as subsidiaries of both, are prohibited by law from engaging in practices that the relevant regulatory authority deems unsafe or unsound. CIT is a BHC, and elected to become a FHC, subject to regulation and examination by the FRB and the FRBNY. As an FHC, CIT is subject to certain limitations on our activities, transactions with affiliates, and payment of dividends, and certain standards for capital and liquidity, safety and soundness, and incentive compensation, among other matters. Under the system of “functional regulation” established under the BHC Act, the FRB supervises CIT, including all of its non-bank subsidiaries, as an “umbrella regulator” of the consolidated organization. CIT Bank is chartered as a national bank by the OCC and is a member bank of the Federal Reserve System. CIT’s principal regulator is the FRB and CIT Bank’s principal regulator is the OCC. Both CIT and CIT Bank are regulated by the Consumer Financial Protection Bureau (“CFPB”), which regulates consumer financial products. Prior to the OneWest Transaction, CIT Bank was regulated by the FDIC and the UDFI.

Certain of our subsidiaries are subject to regulation by other domestic and foreign governmental agencies. In connection with the restructuring of our international platforms, we have surrendered all of our banking licenses outside of the United States.

CIT Capital Securities L.L.C., a Delaware limited liability company, is a broker-dealer licensed by the Financial Industry Regulatory Authority (“FINRA”), and is subject to regulation by FINRA and the Securities and Exchange Commission (“SEC”). CIT also holds a 16% interest in CIT Group Securities (Canada) Inc., a Canadian broker dealer, which is licensed and regulated by the Ontario Securities Commission.

Our insurance operations are primarily conducted through The Equipment Insurance Company, a Vermont corporation, and CIT Insurance Agency, Inc., a Delaware corporation. Each company is licensed to enter into insurance contracts and is subject to regulation and examination by insurance regulators.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted in July 2010, made extensive changes to the regulatory structure and environment affecting banks, BHCs, non-bank financial companies, broker-dealers, and investment advisory and management firms. Although the Dodd-Frank Act has not significantly limited CIT from conducting the activities in which we were previously engaged, a number of regulations have affected and will continue to affect the conduct of a number of our business activities, either directly through regulation of specific activities or indirectly through regulation of concentration risks, capital, or liquidity or through the imposition of additional compliance requirements.

As of September 30, 2015, as a result of the OneWest Transaction, we exceeded the $50 billion threshold that subjects BHCs to enhanced prudential supervision requirements under Sections 165 and 166 of the Dodd-Frank Act and regulations issued by the FRB thereunder. These additional requirements will be phased in over time, through March 2017. We expect to continue devoting significant additional resources in terms of both increased expenditures and management time in 2016 to implement each of these requirements and ongoing costs thereafter to continue to comply with these enhanced prudential supervision requirements. See “Enhanced Prudential Standards for Large Bank Holding Companies” below.

The OCC approval of the OneWest Transaction was subject to two conditions. First, the OCC required CIT Bank to submit a comprehensive business plan covering a period of at least three years, including a financial forecast, a capital plan that provides for maintenance of CIT Bank’s capital, a funding plan and contingency funding plan, the intended types and volumes of lending activities, and an action plan to accomplish identified strategic goals and objectives. After each calendar quarter, the Bank must report and explain to the OCC any material variances. The Board must review the performance of CIT Bank under the business plan at least annually and CIT Bank must update the business plan annually.

Second, the OCC required CIT Bank to submit a revised Community Reinvestment Act of 1977 (“CRA”) Plan after the merger. The revised CRA Plan must describe the actions it intends to take to help meet the credit needs in low and moderate income (“LMI”) areas within its assessment areas, including annual goals for helping to meet the credit needs of LMI individuals and geographies within the assessment areas, the management structure responsible for implementing the CRA Plan, and the Board committee responsible for overseeing the Bank’s performance under the CRA Plan. CIT Bank must informally seek input on its CRA Plan from members of the public in its assessment areas. In addition, CIT Bank must publish on its public website (i) a copy of its revised CRA Plan after it receives a written determination of non-objection from the OCC and (ii) a CRA Plan summary report that demonstrates the measurable results of the revised CRA Plan a month prior to the commencement of CIT Bank’s performance evaluation.

The FRB Order approved the OneWest Transaction conditioned on CIT meeting certain conditions and on commitments made in connection with CIT’s application. CIT committed to meeting certain levels of CRA-reportable lending and CRA Qualified Investments in its assessment areas over 4 years, making annual donations to qualified non-profit organizations that provide services in its assessment areas, locating 15% of its branches and ATMs in LMI census tracts, and providing 2,100 hours of CRA volunteer service.

CIT Bank filed its CRA Plan with the OCC in December 2015 and its comprehensive business plan in January 2016. The CRA Plan and the comprehensive business plan each are subject to review and non-objection by the OCC.

Banking Supervision and Regulation

Permissible Activities

The BHC Act limits the business of BHCs that are not financial holding companies to banking, managing or controlling banks, performing servicing activities for subsidiaries, and engaging in activities that the FRB has determined, by order or regulation, are so closely related to banking as to be a proper incident thereto. An FHC, however, may engage in other activities, or acquire and retain the shares of a company engaged in activities that are financial in nature or incidental or complementary to activities that are financial in nature as long as the FHC continues to meet the eligibility requirements for FHCs. These requirements include that the FHC and each of its U.S. depository institution subsidiaries maintain their status as “well-capitalized” and “well-managed.”

A depository institution subsidiary is considered to be “well-capitalized” if it satisfies the requirements for this status discussed below under “Prompt Corrective Action.” A depository institution subsidiary is considered “well-managed” if it received a composite rating and management rating of at least “satisfactory” in its most recent examination. An FHC’s status will also depend upon its maintaining its status as “well-capitalized” and “well-managed” under applicable FRB regulations. If an FHC ceases to meet these capital and management requirements, the FRB’s regulations provide that the FHC must enter into an agreement with the FRB to comply with all applicable capital and management requirements. Until the FHC returns to compliance, the FRB may impose limitations or conditions on the conduct of its activities, and the company may not commence any non-banking financial activities permissible for FHCs or acquire a company engaged in such financial activities without prior approval of the FRB. If the company does not return to compliance within 180 days, the FRB may require divestiture of the FHC’s depository institutions. BHCs and banks must also be well-capitalized and well-managed in order to acquire banks located outside their home state. An FHC will also be limited in its ability to commence non-banking financial activities or acquire a company engaged in such financial activities if any of its insured depository institution subsidiaries fails to maintain a “satisfactory” rating under the CRA, as described below under “Community Reinvestment Act.”

Activities that are “financial in nature” include securities underwriting, dealing and market making, advising mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the FRB, in consultation with the Secretary of the Treasury, determines to be financial in nature or incidental to such financial activity. “Complementary activities” are activities that the FRB determines upon application to be complementary to a financial activity and that do not pose a safety and soundness issue. CIT is primarily engaged in activities that are permissible for a BHC, rather than the expanded activities available to an FHC.

Volcker Rule

The Dodd-Frank Act limits banks and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investment companies (e.g., hedge funds and private equity funds). This statutory provision is commonly called the “Volcker Rule”. The statutory provision became effective in July 2012 and required banking entities subject to the Volcker Rule to bring their activities and investments into compliance with applicable requirements by July 2014. In December 2013, the federal banking agencies, the SEC, and the Commodity Futures Trading Commission (“CFTC”) adopted final rules to implement the Volcker Rule, and the FRB, by order, extended the compliance period to July 2015. In December 2014, the FRB, by order, extended the conformance period to July 2016 for investments in and relationships with so-called legacy covered funds and stated its intention to grant an additional extension through July 2017. The final rules are highly complex and require an extensive compliance program, including an enhanced compliance program applicable to banking entities with more than $50 billion in consolidated assets. CIT does not currently anticipate that the Volcker Rule will have a material effect on its business and activities, as we have a limited amount of trading activities and fund investments. CIT has sold most of its private equity fund investments, and may incur additional costs to dispose of its remaining fund investments, which have a remaining book value of less than $20 million. In addition, CIT will incur additional costs to revise its policies and procedures and review its operating and monitoring systems to ensure compliance with the Volcker Rule. We cannot yet determine the precise financial impact of the rule on CIT.

Capital Requirements

As a BHC, CIT is subject to consolidated regulatory capital requirements administered by the FRB. Upon completion of the merger with OneWest Bank on August 3, 2015, CIT Bank became subject to similar capital requirements administered by the OCC. In July 2013, the FRB, OCC, and FDIC issued a final rule (the “Basel III Final Rule”) establishing risk-based capital guidelines that are based upon the final framework for strengthening capital and liquidity regulation of the Basel Committee on Banking Supervision (the “Basel Committee”), which was released in December 2010 and revised in June 2011 (“Basel III”). The Company, as well as the Bank, became subject to the Basel III Final Rule, applying the Standardized Approach, effective January 1, 2015. Prior to January 1, 2015, the risk-based capital guidelines applicable to CIT were based upon the 1988 Capital Accord (“Basel I”) of the Basel Committee.

Although the Basel III Final Rule retained the capital components of Tier 1 capital, Tier 2 capital, and Total capital (the sum of Tier 1 and Tier 2 capital) and their related regulatory capital ratios, it implemented numerous changes in the composition of Tier 1 and Tier 2 capital and the related capital adequacy guidelines. Among other matters, the Basel III Final Rule: (i) introduces a new capital measure called “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specifies that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandates that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expands the scope of the deductions from and adjustments to capital as compared to previous regulations. For most banking organizations, the most common form of Additional Tier 1 capital instruments is non-cumulative perpetual preferred stock and the most common form of Tier 2 capital instruments is subordinated notes, which are subject to the Basel III Final Rule specific requirements. The Company does not currently have either of these forms of capital outstanding.

The Basel III Final Rule provides for a number of deductions from and adjustments to CET1. These include, for example, goodwill, other intangible assets, and deferred tax assets (“DTAs”) that arise from net operating loss and tax credit carry-forwards net of any related valuation allowance. Also, mortgage servicing rights, DTAs arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial institutions must be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1. The non-DTA related deductions (goodwill, intangibles, etc.) may be reduced by netting with any associated deferred tax liabilities (“DTLs”). As for the DTA deductions, the netting of any remaining DTL must be allocated in proportion to the DTAs arising from net operating losses and tax credit carry-forward and those arising from temporary differences.

Implementation of some of these deductions to CET1 began on January 1, 2015, and will be phased-in over a 4-year period (40% effective January 1, 2015 and adding 20% per year thereafter until January 1, 2018).

In addition, under the Basel I general risk-based capital rules, the effects of certain components of accumulated other comprehensive income (“AOCI”) included in shareholders’ equity (for example, mark-to-market of securities held in the available-for-sale (“AFS”) portfolio) under U.S. GAAP are reversed for the purpose of determining regulatory capital ratios. Pursuant to the Basel III Final Rule, the effects of these AOCI items are not excluded; however, non-advanced approaches banking organizations, including the Company and CIT Bank, may make a one-time permanent election to continue to exclude the AOCI items excluded under Basel I. Both the Company and CIT Bank have elected to exclude AOCI items from regulatory capital ratios. The Basel III Final Rule also precludes certain hybrid securities, such as trust preferred securities, from inclusion in bank holding companies’ Tier 1 capital. The Company did not have any hybrid securities outstanding at December 31, 2015.

Under the Basel III Final Rule, and previously under Basel I capital guidelines, assets and certain off-balance sheet commitments and obligations are converted into risk-weighted assets against which regulatory capital is measured. The Basel III Final Rule prescribed a new approach for risk weightings for BHCs and banks that follow the Standardized approach, which applies to CIT. This approach expands the risk-weighting categories from the previous four Basel I-derived categories (0%, 20%, 50% and 100%) to a larger and more risk-sensitive number of categories, depending on the nature of the exposure, ranging from 0% for U.S. government, to as high as 1,250% for such exposures as credit-enhancing interest-only strips or unsettled security/commodity transactions.

Per the Basel III Final Rule, the minimum capital ratios for CET1, Tier 1 capital, and Total capital are 4.5%, 6.0% and 8.0%, respectively. In addition, the Basel III Final Rule introduces a new “capital conservation buffer”, composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. This buffer will be implemented beginning January 1, 2016 at the 0.625% level and increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019. Under the previous Basel I capital guidelines, the Company and CIT Bank were required to maintain Tier 1 and Total capital equal to at least 4.0% and 8.0%, respectively, of total risk-weighted assets to be considered “adequately capitalized”, or 6.0% and 10.0%, respectively, to be considered “well capitalized.”

CIT will be required to maintain risk-based capital ratios at January 1, 2019 as follows:

	Minimum Capital Requirements — January 1, 2019
	CET 1	Tier 1 Capital	Total Capital
Stated minimum ratios	4.5%	6.0%	8.0%
Capital conservation buffer (fully phased-in)	2.5%	2.5%	2.5%
Effective minimum ratios (fully phased-in)	7.0%	8.5%	10.5%

With respect to CIT Bank, the Basel III Final Rule revises the “prompt corrective action” (“PCA”) regulations adopted pursuant to Section 38 of the Federal Deposit Insurance Act, by: (i) introducing a CET1 ratio requirement at each PCA category (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the previous 6%); and (iii) eliminating the prior provision that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and requiring a minimum Tier 1 leverage ratio of 5.0%. The Basel III Final Rule does not change the total risk-based capital requirement for any PCA category. See “Prompt Corrective Action” below.

As non-advanced approaches banking organizations, the Company and CIT Bank will not be subject to the Basel III Final Rule’s countercyclical buffer or the supplementary leverage ratio.

The Company and CIT Bank have met all capital requirements under the Basel III Final Rule, including the capital conservation buffer, on a fully phased in basis as if such requirements were currently effective. The following table presents CIT’s and CIT Bank’s estimated capital ratios as of December 31, 2015 calculated under the fully phased-in Basel III Final Rule — Standardized approach.

Preliminary Basel III Capital Ratios — Fully Phased-in Standardized Approach(1) (dollars in millions)

	As of December 31, 2015
	CIT		CIT Bank
	Actuals	Requirement	Actuals	Requirement
Capital
CET1	$8,885.6		$4,636.7
Tier 1	8,885.6		4,636.7
Total	9,288.9		5,011.4
Risk-weighted assets	70,239.3		36,756.3
Adjusted quarterly average assets	66,418.9		43,205.1
Capital ratios
CET1	12.7%	7.0%(2)	12.6%	7.0%(2)
Tier 1	12.7%	8.5%(2)	12.6%	8.5%(2)
Total	13.2%	10.5%(2)	13.6%	10.5%(2)
Leverage	13.4%	4.0%	10.7%	4.0%

(1)	Basel III Final Rule calculated under the Standardized Approach on a fully phased-in basis that will be required effective January 1, 2019.
(2)	Required ratios under the Basel III Final Rule include the post-transition minimum capital conservation buffer effective January 1, 2019.

Enhanced Prudential Standards for Large Bank Holding Companies

Under Sections 165 and 166 of the Dodd-Frank Act, the FRB has promulgated regulations imposing enhanced prudential supervision requirements on BHCs with total consolidated assets of $50 billion or more. As a result of the OneWest Transaction, CIT exceeded the $50 billion threshold as of September 30, 2015 and therefore will be subject to certain of these requirements, including (i) capital planning and company-run and supervisory stress testing requirements, under the FRB’s CCAR process, (ii) enhanced risk management and risk committee requirements, (iii) company-run liquidity stress testing and the requirement to hold a buffer of highly liquid assets based on projected funding needs for various time horizons, including 30, 60, and 90 days, (iv) the modified liquidity coverage ratio, which requires that we hold a sufficient level of high quality liquid assets to meet our projected net cash outflows over a 30 day stress horizon, (v) recovery and resolution planning (also referred to as the “Living Will”), and (vi) enhanced reporting requirements. These additional requirements will be phased in over time, through March 2017. We expect to incur additional costs in 2016 to implement these requirements and ongoing costs thereafter to continue to comply with these enhanced prudential supervision requirements.

Stress Test and Capital Plan Requirements

Under the enhanced prudential supervision requirements of the Dodd-Frank Act, CIT will be subject to capital planning and company-run and supervisory stress testing requirements under the FRB’s CCAR process, which will require CIT to submit an annual capital plan, along with a Company-run stress test, and demonstrate that it can meet required regulatory capital minimums over a nine-quarter planning horizon. The FRB will conduct a separate supervisory stress test using data submitted by CIT in a format specified by the FRB. We will participate in the CCAR process in 2016, but we don’t expect to be part of the same process as established CCAR banks until 2017. CIT will need to collect and report certain related data on a quarterly basis, which the FRB would use to track our progress against the capital plan. We expect that upon full implementation of the CCAR process in 2017, CIT may pay dividends and repurchase stock only in accordance with an approved capital plan to which the FRB has not objected. Prior to implementation of the CCAR process, CIT continues to consult with the FRB regarding dividends and repurchasing stock. Annual capital plans and company-run stress tests must be submitted by April 5, with publication of results by both the FRB and CIT by June 30, although we anticipate that results will not be required to be published until the 2017 CCAR process.

Furthermore, CIT and CIT Bank are required to conduct Company-run stress tests, pursuant to the enhanced prudential standards relating to Dodd-Frank Act Stress Tests (“DFAST”) to assess the impact of stress scenarios (including supervisor-provided baseline, adverse, and severely adverse scenarios and, for CIT, one Company-defined baseline scenario and at least one Company-defined stress scenario) on their consolidated earnings, losses, and capital over a nine-quarter planning horizon, taking into account their current condition, risks, exposures, strategies, and activities. While CIT Bank is only required to conduct an annual stress test, CIT must conduct both an annual and a mid-cycle stress test. Both CIT and CIT Bank must submit their annual DFAST results to their respective regulators by July 31, with public disclosure of summary stress test results between October 15 and October 31.

Liquidity Requirements

Historically, regulation and monitoring of bank and BHC liquidity has been addressed as a supervisory matter, without required formulaic measures.

The Basel III final framework requires banks and BHCs to measure their liquidity against specific liquidity tests. One test, referred to as the liquidity coverage ratio (“LCR”), is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity’s expected net cash outflow for a 30-day time horizon under an acute liquidity stress scenario, with a phased implementation process starting January 1, 2015 and complete implementation by January 1, 2019. The other, referred to as the net stable funding ratio (“NSFR”), is designed to promote more medium- and long-term funding of the assets and activities of banking entities over a one-year time horizon. The NSFR, which is subject to an observation period through mid-2016 and to any revisions resulting from the analyses conducted and data collected during the observation period, is expected to be implemented as a minimum standard by January 1, 2018.

On September 3, 2014, the banking regulators adopted a joint final rule implementing the LCR for certain U.S. banking institutions. The rule applies a comprehensive version of the LCR to large and internationally active U.S. banking organizations, which include banks with total consolidated assets of $250 billion or more or total consolidated on-balance sheet foreign exposure of $10 billion or more, or any depository institution with total consolidated assets of $10 billion or more that is a consolidated subsidiary of either of the foregoing. These institutions will be required to hold minimum amounts of high-quality, liquid assets, such as central bank reserves and government and corporate debt that can be converted easily and quickly into cash. Each institution would be required to hold high quality, liquid assets in an amount equal to or greater than its projected net cash outflows minus its projected cash inflows capped at 75% of projected cash outflows for a 30-day stress period. The firms must calculate their LCR each business day.

The final rule applies a modified version of the LCR requirements to bank holding companies with total consolidated assets of greater than $50 billion but less than $250 billion. The modified version of the LCR requirement only requires the LCR calculation to be performed on the last business day of each month and sets the denominator (that is, the calculation of net cash outflows) for the modified version at 70% of the denominator as calculated under the most comprehensive version of the rule applicable to larger institutions. Under the FRB final rule, a BHC with between $50 billion and $250 billion in total consolidated assets must comply with the first phase of the minimum LCR requirement at the later of January 1, 2016 or the first quarter after the quarter in which it exceeds $50 billion in total consolidated assets, with the LCR requirement going into full effect on January 1, 2017.

The U.S. bank regulatory agencies have not issued final rules implementing the NSFR test called for by the Basel III final framework. The Basel Committee released its final standards on the NSFR on October 31, 2014.

Resolution Planning

As required by the Dodd-Frank Act, the FRB and FDIC have jointly issued a final rule that requires certain organizations, including BHCs with consolidated assets of $50 billion or more, to report periodically to regulators a resolution plan for their rapid and orderly resolution in the event of material financial distress or failure. Such a resolution plan must, among other things, ensure that its depository institution subsidiaries are adequately protected from risks arising from its other subsidiaries. The final rule sets specific standards for the resolution plans, including requiring a detailed resolution strategy, a description of the range of specific actions the company proposes to take in resolution, and an analysis of the company’s organizational structure, material entities, interconnections and interdependencies, and management information systems, among other elements.

Orderly Liquidation Authority

The Dodd-Frank Act created the Orderly Liquidation Authority (“OLA”), a resolution regime for systemically important non-bank financial companies, including BHCs and their non-bank affiliates, under which the FDIC may be appointed receiver to liquidate such a company upon a determination by the Secretary of the U.S. Department of the Treasury (Treasury), after consultation with the President, with support by a supermajority recommendation from the FRB and, depending on the type of entity, the approval of the director of the Federal Insurance Office, a supermajority vote of the SEC, or a supermajority vote of the FDIC, that the company is in danger of default, that such default presents a systemic risk to U.S. financial stability, and that the company should be subject to the OLA process. This resolution authority is similar to the FDIC resolution model for depository institutions, with certain modifications to reflect differences between depository institutions and non-bank financial companies and to reduce disparities between the treatment of creditors’ claims under the U.S. Bankruptcy Code and in an orderly liquidation authority proceeding compared to those that would exist under the resolution model for insured depository institutions.

An Orderly Liquidation Fund will fund OLA liquidation proceedings through borrowings from the Treasury and risk-based assessments made, first, on entities that received more in the resolution than they would have received in liquidation to the extent of such excess, and second, if necessary, on BHCs with total consolidated assets of $50 billion or more, any non-bank financial company supervised by the FRB, and certain other financial companies with total consolidated assets of $50 billion or more. If an orderly liquidation is triggered, CIT could face assessments for the Orderly Liquidation Fund. We do not yet have an indication of the level of such assessments. Furthermore, were CIT to become subject to the OLA, the regime may also require changes to CIT’s structure, organization and funding pursuant to the guidelines described above.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), among other things, establishes five capital categories for FDIC-insured banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The following table sets forth the required capital ratios to be deemed “well capitalized” or “adequately capitalized” under regulations in effect at December 31, 2015.

	Prompt Corrective Action Ratios — December 31, 2015
	Well Capitalized(1)	Adequately Capitalized
CET 1	6.5%	4.5%
Tier 1 Capital	8.0%	6.0%
Total Capital	10.0%	8.0%
Tier 1 Leverage(2)	5.0%	4.0%

(1)	A “well capitalized” institution also must not be subject to any written agreement, order or directive to meet and maintain a specific capital level for any capital measure.

(2)	As a standardized approach banking organization, CIT Bank is not subject to the 3% supplemental leverage ratio requirement, which becomes effective January 1, 2018.

CIT Bank’s capital ratios were all in excess of minimum guidelines for well capitalized at December 31, 2015. Neither CIT nor CIT Bank is subject to any order or written agreement regarding any capital requirements.

FDICIA requires the applicable federal regulatory authorities to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum requirements. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions as the capital category of an institution declines. Undercapitalized, significantly undercapitalized and critically undercapitalized depository institutions are required to submit a capital restoration plan to their primary federal regulator. Although prompt corrective action regulations apply only to depository institutions and not to BHCs, the holding company must guarantee any such capital restoration plan in certain circumstances. The liability of the parent holding company under any such guarantee is limited to the lesser of five percent of the bank’s assets at the time it became “undercapitalized” or the amount needed to comply. The parent holding company might also be liable for civil money damages for failure to fulfill that guarantee. In the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent’s general unsecured creditors.

Regulators take into consideration both risk-based capital ratios and other factors that can affect a bank’s financial condition, including (a) concentrations of credit risk, (b) interest rate risk, and (c) risks from non-traditional activities, along with an institution’s ability to manage those risks, when determining capital adequacy. This evaluation is made during the institution’s safety and soundness examination. An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

Acquisitions

Federal and state laws impose notice and approval requirements for mergers and acquisitions involving depository institutions or BHCs. The BHC Act requires the prior approval of the FRB for (1) the acquisition by a BHC of direct or indirect ownership or control of more than 5% of any class of voting shares of a bank, savings association, or BHC, (2) the acquisition of all or substantially all of the assets of any bank or savings association by any subsidiary of a BHC other than a bank, or (3) the merger or consolidation of any BHC with another BHC. Prior regulatory approval is also generally required for mergers, acquisitions and consolidations involving other insured depository institutions. In reviewing acquisition and merger applications, the bank regulatory authorities will consider, among other things, the competitive effect of the transaction, financial and managerial issues, including the capital position of the combined organization, convenience and needs factors, including the applicant’s record under the CRA, the effectiveness of the subject organizations in combating money laundering activities, and the transaction’s effect on the stability of the U.S. banking or financial system. In addition, an FHC must obtain prior approval of the FRB before acquiring certain non-bank financial companies with assets exceeding $10 billion.

Dividends

CIT Group Inc. is a legal entity separate and distinct from CIT Bank and CIT’s other subsidiaries. CIT provides a significant amount of funding to its subsidiaries, which is generally recorded as intercompany loans or equity investments. Most of CIT’s cash inflow is comprised of interest on intercompany loans to its subsidiaries and dividends from its subsidiaries.

The ability of CIT to pay dividends on common stock may be affected by, among other things, various capital requirements, particularly the capital and non-capital standards established for depository institutions under FDICIA, which may limit the ability of CIT Bank to pay dividends to CIT. The right of CIT, its stockholders, and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to prior claims of creditors of CIT Bank and CIT’s other subsidiaries.

OCC regulations impose limitations on the payment of dividends by CIT Bank. These regulations limit dividends if the total amount of all dividends (common and preferred) declared in any current year, including the proposed dividend, exceeds the total net income for the current year to date plus any retained net income for the prior two years, less the sum of any transfers required by the OCC and any transfers required to fund the retirement of any preferred stock. If the dividend in either of the prior two years exceeded that year’s net income, the excess shall not reduce the net income for the three year period described above, provided the amount of excess dividends for either of the prior two years can be offset by retained net income in the current year minus three years or the current year minus four years.

It is the policy of the FRB that a BHC generally pay dividends on common stock out of net income available to common shareholders over the past year, only if the prospective rate of earnings retention appears consistent with capital needs, asset quality, and overall financial condition, and only if the BHC is not in danger of failing to meet its minimum regulatory capital adequacy ratios. In the current financial and economic environment, the FRB indicated that BHCs should not maintain high dividend pay-out ratios unless both asset quality and capital are very strong. A BHC should not maintain a dividend level that places undue pressure on the capital of bank subsidiaries, or that may undermine the BHC’s ability to serve as a source of strength to its subsidiary bank.

We anticipate that our capital ratios reflected in the stress test calculations required of us and the capital plan that we prepare as described under “Stress Test and Capital Requirements”, above, will be an important factor considered by the FRB in evaluating whether our proposed return of capital may be an unsafe or unsound practice. Since our total consolidated assets exceeded an average of $50 billion for the prior four consecutive quarters due to the OneWest Transaction, we will likely also be limited to paying dividends and repurchasing stock only in accordance with our annual capital plan submitted to the FRB under the capital plan rule.

Source of Strength Doctrine and Support for Subsidiary Banks

FRB policy and federal statute require BHCs such as CIT to serve as a source of strength and to commit capital and other financial resources to subsidiary banks. This support may be required at times when CIT may not be able to provide such support without adversely affecting its ability to meet other obligations. If CIT is unable to provide such support, the FRB could instead require the divestiture of CIT Bank and impose operating restrictions pending the divestiture. Any capital loans by a BHC to any of its subsidiary banks are subordinate in right of payment to depositors and to certain other indebtedness of the subsidiary bank. If a BHC commits to a federal bank regulator that it will maintain the capital of its bank subsidiary, whether in response to the FRB’s invoking its source of strength authority or in response to other regulatory measures, that commitment will be assumed by the bankruptcy trustee and the bank will be entitled to priority payment in respect of that commitment.

Enforcement Powers of Federal Banking Agencies

The FRB and other U.S. banking agencies have broad enforcement powers with respect to an insured depository institution and its holding company, including the power to (i) impose cease and desist orders, substantial fines and other civil penalties, (ii) terminate deposit insurance, and (iii) appoint a conservator or receiver. Failure to comply with applicable laws or regulations could subject CIT or CIT Bank, as well as their officers and directors, to administrative sanctions and potentially substantial civil and criminal penalties.

FDIC Deposit Insurance

Deposits of CIT Bank are insured by the FDIC Deposit Insurance Fund (“DIF”) up to $250,000 for each depositor. The DIF is funded by fees assessed on insured depository institutions, including CIT Bank, N.A.

For larger institutions such as CIT Bank, the FDIC uses a two scorecard system, one scorecard for most large institutions that had more than $10 billion in assets as of December 31, 2006 (unless the institution subsequently reported assets of less than $10 billion for four consecutive quarters) or had more than $10 billion in total assets for at least four consecutive quarters since December 31, 2006 and another scorecard for (i) “highly complex” institutions that have had over $50 billion in assets for at least four consecutive quarters and are directly or indirectly controlled by a U.S. parent with over $500 billion in assets for four consecutive quarters and (ii) certain processing banks and trust companies with total fiduciary assets of $500 billion or more for at least four consecutive quarters. Each scorecard has a performance score and a loss-severity score that is combined to produce a total score, which is translated into an initial assessment rate. In calculating these scores, the FDIC utilizes a bank’s capital level and CAMELS ratings (a composite regulatory rating based on Capital adequacy, Asset quality, Management, Earnings, Liquidity, and Sensitivity to market risk) and certain financial measures designed to assess an institution’s ability to withstand asset-related stress and funding-related stress. The FDIC also has the ability to make discretionary adjustments to the total score, up or down, by a maximum of 15 basis points, based upon significant risk factors that are not adequately captured in the scorecard. The total score translates to an initial base assessment rate on a non-linear, sharply increasing scale. For large institutions, the initial base assessment rate ranges from 5 to 35 basis points on an annualized basis. After the effect of potential base rate adjustments described below (but not including the depository institution debt adjustment), the total base assessment rate could range from 2.5 to 45 basis points on an annualized basis.

The potential adjustments to an institution’s initial base assessment rate include (i) potential decrease of up to 5 basis points for certain long-term unsecured debt (unsecured debt adjustment) and, (ii) except for well capitalized institutions with a CAMELS rating of 1 or 2, a potential increase of up to 10 basis points for brokered deposits in excess of 10% of domestic deposits (brokered deposit adjustment). As the DIF reserve ratio grows, the rate schedule will be adjusted downward. Also, an institution must pay an additional premium (the depository institution debt adjustment) equal to 50 basis points on every dollar above 3% of an institution’s Tier 1 capital of long-term, unsecured debt held that was issued by another insured depository institution (excluding debt guaranteed under the Temporary Liquidity Guarantee Program). For the year ended December 31, 2015, CIT Bank’s FDIC deposit insurance assessment, including FICO assessments, totaled $43 million.

Under the Federal Deposit Insurance Act (“FDIA”), the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Transactions with Affiliates

Transactions between CIT Bank and its subsidiaries, and CIT and its other subsidiaries and affiliates, are regulated pursuant to Sections 23A and 23B of the Federal Reserve Act. These regulations limit the types and amounts of transactions (including loans due and credit extensions from CIT Bank or its subsidiaries to CIT and its other subsidiaries and affiliates) as well as restrict certain other transactions (such as the purchase of existing loans or other assets by CIT Bank or its subsidiaries from CIT and its other subsidiaries and affiliates) that may otherwise take place and generally require those transactions to be on an arms-length basis and, in the case of extensions of credit, be secured by specified amounts and types of collateral. These regulations generally do not apply to transactions between CIT Bank and its subsidiaries.

During 2015, CIT Bank purchased $135.1 million of loans from affiliates and received capital infusions from CIT of $88.7 million comprised of loans, certain real property and software, and vendor upgrades used by CIT Bank in the conduct of its business, and CIT Bank and CIT agreed to terminate a Put Agreement pursuant to which CIT Bank could require CIT to repurchase certain loans. CIT Bank maintains sufficient collateral in the form of cash deposits and pledged loans to cover any extensions of credit to its affiliates.

The Dodd-Frank Act significantly expanded the coverage and scope of the limitations on affiliate transactions within a banking organization and changes the procedure for seeking exemptions from these restrictions. For example, the Dodd-Frank Act expanded the definition of a “covered transaction” to include derivatives transactions and securities lending transactions with a non-bank affiliate under which a bank (or its subsidiary) has credit exposure (with the term “credit exposure” pending final definition by the FRB under its existing rulemaking authority). Collateral requirements will apply to such transactions as well as to certain repurchase and reverse repurchase agreements.

Safety and Soundness Standards

FDICIA requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation, compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. Guidelines adopted by the federal bank regulatory agencies establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the “prompt corrective action” provisions of the FDIA. See “Prompt Corrective Action” above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil monetary penalties.

Insolvency of an Insured Depository Institution

If the FDIC is appointed the conservator or receiver of an insured depository institution, upon its insolvency or in certain other events, the FDIC has the power:

-	to transfer any of the depository institution’s assets and liabilities to a new obligor without the approval of the depository institution’s creditors;

-	to enforce the terms of the depository institution’s contracts pursuant to their terms; or

-	to repudiate or disaffirm any contract or lease to which the depository institution is a party, the performance of which is determined by the FDIC to be burdensome and the disaffirmance or repudiation of which is determined by the FDIC to promote the orderly administration of the depository institution.

In addition, under federal law, the claims of holders of deposit liabilities, including the claims of the FDIC as the guarantor of insured depositors, and certain claims for administrative expenses against an insured depository institution would be afforded priority over other general unsecured claims against such an institution, including claims of debt holders of the institution, in the liquidation or other resolution of such an institution by any receiver. As a result, whether or not the FDIC ever seeks to repudiate any debt obligations of CIT Bank, the debt holders would be treated differently from, and could receive, if anything, substantially less than CIT Bank’s depositors.

Consumer Protection Regulation

Retail banking activities are subject to a variety of statutes and regulations designed to protect consumers. Interest and other charges collected or contracted for by national banks are subject to federal laws concerning interest rates. Loan operations are also subject to numerous laws applicable to credit transactions, such as:

-	the federal Truth-In-Lending Act and Regulation Z issued by the CFPB, governing disclosures of credit terms to consumer borrowers;

-	the Home Mortgage Disclosure Act and Regulation C issued by the CFPB, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

-	the Equal Credit Opportunity Act and Regulation B issued by the CFPB, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

-	the Fair Credit Reporting Act and Regulation V issued by the CFPB, governing the use and provision of information to consumer reporting agencies;

-	the Fair Debt Collections Practices Act, governing the manner in which consumer debts may be collected by debt collectors;

-	the Servicemembers Civil Relief Act, applying to all debts incurred prior to commencement of active military service (including credit card and other open-end debt) and limiting the amount of interest, including service and renewal charges and any other fees or charges (other than bona fide insurance) that is related to the obligation or liability, as well as affording other protections, including with respect to foreclosures; and

-	the guidance of the various federal agencies charged with the responsibility of implementing such laws; and

-	the Real Estate Settlement Procedures Act and Regulation X issued by the CFPB, requiring disclosures regarding the nature and costs of the real estate settlement process and governing transfers of servicing, escrow accounts, force-placed insurance, and general servicing policies.

Deposit operations also are subject to consumer protection laws and regulation, such as:

1.	the Truth in Savings Act and Regulation DD issued by the CFPB, which require disclosure of deposit terms to consumers;

2.	Regulation CC issued by the FRB, which relates to the availability of deposit funds to consumers;

3.	the Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

4.	the Electronic Funds Transfer Act and Regulation E issued by the CFPB, which governs electronic deposits to and withdrawals from deposit accounts and customer’ rights and liabilities arising from the use of automated teller machines and other electronic banking services, including remittance transfers.

CIT and CIT Bank are also subject to certain other non-preempted state laws and regulations designed to protect consumers. Additionally, CIT Bank is subject to a variety of regulatory and contractual obligations imposed by credit owners, insurers and guarantors of the mortgages we originate and service. This includes, but is not limited to, Fannie Mae, Freddie Mac, Ginnie Mae, the Federal Housing Finance Agency (“FHFA”), and the Federal Housing Administration (“FHA”). We are also subject to the requirements of the Home Affordable Modification Program (“HAMP”), Home Affordable Refinance Program (“HARP”) and other government programs in which we participate.

Consumer Financial Protection Bureau Supervision (“CFPB”)

The CFPB is authorized to interpret and administer, and to issue orders or guidelines pursuant to, any federal consumer financial laws, as well as to directly examine and enforce compliance with those laws by depository institutions with assets of $10 billion or more, such as CIT Bank. The CFPB regulates and examines CIT, CIT Bank, and other subsidiaries with respect to matters that relate to these laws and consumer financial services and products. The CFPB undertook numerous rule-making and other initiatives in 2015, and is expected to continue to do so in 2016. The CFPB’s rulemaking, examination and enforcement authority has and will continue to significantly affect financial institutions involved in the provision of consumer financial products and services, including CIT, CIT Bank and CIT’s other subsidiaries. These regulatory activities may limit the types of financial services and products CIT may offer, which in turn may reduce CIT’s revenues.

As a result of various requirements of the Dodd-Frank Act, CFPB has adopted a number of significant rules that implement amendments to the Equal Credit Opportunity Act, the Truth in Lending Act and the Real Estate Settlement Procedures Act. The final rules require banks to, among other things: (a) develop and implement procedures to ensure compliance with a new “ability to repay” requirement and identify whether a loan meets a new definition for a “qualified mortgage”; (b) implement new or revised disclosures, policies and procedures for servicing mortgages including, but not limited to, early intervention with delinquent borrowers and specific loss mitigation procedures for loans secured by a borrower’s principal residence; and (c) comply with additional rules and restrictions regarding mortgage loan originator compensation and the qualification and registration or licensing of loan originators.

The CFPB and other federal agencies have also jointly finalized rules imposing credit risk retention requirements on lenders originating certain mortgage loans, which require sponsors of a securitization to retain at least 5 percent of the credit risk of assets collateralizing asset-backed securities. Residential mortgage-backed securities qualifying as “qualified residential mortgages” will be exempt from the risk retention requirements. The final rule maintains revisions to the proposed rules that cover degrees of flexibility for meeting risk retention requirements and the relationship between “qualified mortgages” and “qualified residential mortgages.” These rules and any other new regulatory requirements promulgated by the CFPB could require changes to the Company’s mortgage origination and servicing businesses, result in increased compliance costs and affect the streams of revenue of such businesses.

Over the last few years, the reverse mortgage business has been subject to substantial amendments to federal laws, regulations and administrative guidance. The U.S. Department of Housing and Urban Development (“HUD”), through the FHA, amended or clarified both origination and servicing requirements related to Home Equity Conversion Mortgages (“HECMs”) through a series of issuances during 2015 and 2014. These program changes related to advertising, restrictions on loan provisions, limitations on payment methods, new underwriting requirements, revised principal limits, revised financial assessment and property charge requirements, and the treatment of non-borrowing spouses.

Community Reinvestment Act

The CRA requires depository institutions like CIT Bank to assist in meeting the credit needs of their market areas consistent with safe and sound banking practice by, among other things, providing credit to low-and moderate-income individuals and communities. The CRA does not establish specific lending requirements or programs for depository institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. Depository institutions are periodically examined for compliance with the CRA and are assigned ratings, which are made available to the public. In order for a financial holding company to commence any new activity permitted by the BHC Act, or to acquire any company engaged in any new activity permitted by the BHC Act, each insured depository institution subsidiary of the financial holding company must have received a rating of at least “satisfactory” in its most recent examination under the CRA. Furthermore, banking regulators take into account CRA ratings when considering approval of applications to acquire, merge, or consolidate with another banking institution or its holding company, to establish a new branch office that will accept deposits or to relocate an office, and such record may be the basis for denying the application. Prior to the OneWest Bank acquisition, both CIT Bank and OneWest Bank received a rating of “Satisfactory” on its most recent CRA examination by the FDIC and OCC, respectively.

Incentive Compensation

The Dodd-Frank Act requires the federal bank regulatory agencies and the SEC to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities, such as CIT and CIT Bank, having at least $1 billion in total assets that encourage inappropriate risks by providing an executive officer, employee, director or principal shareholder with excessive compensation, fees, or benefits or that could lead to material financial loss to the entity. In addition, these regulators must establish regulations or guidelines requiring enhanced disclosure to regulators of incentive-based compensation arrangements. The agencies proposed such regulations in April 2011, but these regulations have not yet been finalized. If the regulations are adopted in the form initially proposed, they will impose limitations on the manner in which CIT may structure compensation for its executives.

In June 2010, the federal banking agencies issued comprehensive final guidance intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. These three principles are incorporated into the proposed joint compensation regulations under the Dodd-Frank Act discussed above.

Anti-Money Laundering (“AML”) and Economic Sanctions

In the U.S., the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, imposes significant obligations on financial institutions, including banks, to detect and deter money laundering and terrorist financing, including requirements to implement AML programs, verify the identity of customers that maintain accounts, file currency transaction reports, and monitor and report suspicious activity to appropriate law enforcement or regulatory authorities. Anti-money laundering laws outside the U.S. contain similar requirements to implement AML programs. The Company has implemented policies, procedures, and internal controls that are designed to comply with all applicable AML laws and regulations. The Company has also implemented policies, procedures, and internal controls that are designed to comply with the regulations and economic sanctions programs administered by the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”), which administers and enforces economic and trade sanctions against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy, or economy of the U.S., as well as sanctions based on United Nations and other international mandates.

Anti-corruption

The Company is subject to the Foreign Corrupt Practices Act (“FCPA”), which prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise gain an unfair business advantage, such as to obtain or retain business. The Company is also subject to applicable anti-corruption laws in the jurisdictions in which it operates, such as the U.K. Bribery Act, which generally prohibits commercial bribery, the receipt of a bribe, and the failure to prevent bribery by an associated person, in addition to prohibiting improper payments to foreign government officials. The Company has implemented policies, procedures, and internal controls that are designed to comply with such laws, rules, and regulations.

Privacy Provisions and Customer and Client Information

Certain aspects of the Company’s business are subject to legal requirements concerning the use and protection of customer information, including those adopted pursuant to Gramm-Leach-Biley Act (“GLBA”) and the Fair and Accurate Credit Transactions Act of 2003 in the U.S., the E.U. Data Protection Directive, and various laws in Asia and Latin America. Federal banking regulators, as required under the GLBA, have adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The privacy provisions of the GLBA affect how consumer information is transmitted through diversified financial services companies and conveyed to outside vendors. Federal financial regulators have issued regulations under the Fair and Accurate Credit Transactions Act that have the effect of increasing the length of the waiting period, after privacy disclosures are provided to new customers, before information can be shared among different affiliated companies for the purpose of cross-selling products and services between those affiliated companies. In many foreign jurisdictions, the Company is also restricted from sharing customer or client information with third party non-affiliates.

Other Regulations

In addition to U.S. banking regulation, our operations are subject to supervision and regulation by other federal, state, and various foreign governmental authorities. Additionally, our operations may be subject to various laws and judicial and administrative decisions. This oversight may serve to:

-	regulate credit granting activities, including establishing licensing requirements, if any, in various jurisdictions;
-	establish maximum interest rates, finance charges and other charges;
-	regulate customers’ insurance coverages;
-	require disclosures to customers;
-	govern secured transactions;
-	set collection, foreclosure, repossession and claims handling procedures and other trade practices;
-	prohibit discrimination in the extension of credit and administration of loans; and
-	regulate the use and reporting of information related to a borrower’s credit experience and other data collection.

Our Aerospace, Rail, Maritime, and other equipment financing operations are subject to various laws, rules, and regulations administered by authorities in jurisdictions where we do business. In the U.S., our equipment leasing operations, including for aircraft, railcars, ships, and other equipment, are subject to rules and regulations relating to safety, operations, maintenance, and mechanical standards promulgated by various federal and state agencies and industry organizations, including the U.S. Department of Transportation, the Federal Aviation Administration, the Federal Railroad Administration, the Association of American Railroads, the Maritime Administration, the U.S. Coast Guard, and the U.S. Environmental Protection Agency. In addition, state agencies regulate some aspects of rail and maritime operations with respect to health and safety matters not otherwise preempted by federal law.

Each of CIT’s insurance subsidiaries is licensed and regulated in the states in which it conducts insurance business. The extent of such regulation varies, but most jurisdictions have laws and regulations governing the financial aspects and business conduct of insurers. State laws in the U.S. grant insurance regulatory authorities broad administrative powers with respect to, among other things: licensing companies and agents to transact business; establish statutory capital and reserve requirements and the solvency standards that must be met and maintained; regulating certain premium rates; reviewing and approving policy forms; regulating unfair trade and claims practices, including through the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements; approving changes in control of insurance companies; restricting the payment of dividends and other transactions between affiliates; and regulating the types, amounts and valuation of investments. Each insurance subsidiary is required to file reports, generally including detailed annual financial statements, with insurance regulatory authorities in each of the jurisdictions in which it does business, and its operations and accounts are subject to periodic examination by such authorities.

Changes to laws of states and countries in which we do business could affect the operating environment in substantial and unpredictable ways. We cannot accurately predict whether such changes will occur or, if they occur, the ultimate effect they would have upon our financial condition or results of operations.

WHERE YOU CAN FIND MORE INFORMATION

A copy of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as well as our Proxy Statement, may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested parties can electronically access the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as well as our Proxy Statement.

The Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as well as our Proxy Statement, are available free of charge on the Company’s Internet site at http://www.cit.com as soon as reasonably practicable after such material is electronically filed or furnished with the SEC. Copies of our Corporate Governance Guidelines, the Charters of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Regulatory Compliance Committee, and the Risk Management Committee, and our Code of Business Conduct are available, free of charge, on our internet site at www.cit.com/investor, and printed copies are available by contacting Investor Relations, 1 CIT Drive, Livingston, NJ 07039 or by telephone at (973) 740-5000. Information contained on our website or that can be accessed through our website is not incorporated by reference into this Form 10-K, unless we have specifically incorporated it by reference.

GLOSSARY OF TERMS

Accretable Yield reflects the excess of cash flows expected to be collected (estimated fair value at acquisition date) over the recorded investment of purchase credit impaired (“PCI”) loans and investments (defined below) and is recognized in interest income using an effective yield method over the expected remaining life. The accretable yield is affected by changes in interest rate indices for variable rate PCI loans, changes in prepayment assumptions and changes in expected principal and interest payments and collateral values.

Available-for-sale (“AFS”) is a classification that pertains to debt and equity securities. We classify these securities as AFS when they are not considered trading securities, securities carried at fair value, or held-to-maturity securities. Loans and operating lease equipment that we classify in assets held for sale (“AHFS”) generally pertain to assets we no longer have the intent or ability to hold until maturity.

Average Earning Assets (“AEA”) is computed using month end balances and is the average of earning assets (defined below). We use this average for certain key profitability ratios, including return on AEA, Net Finance Revenue as a percentage of AEA and operating expenses as a percentage of AEA.

Average Finance Receivables (“AFR”) is computed using month end balances and is the average of finance receivables (defined below), which does not include amounts held for sale. We use this average to measure the rate of net charge-offs for the period.

Average Operating Leases (“AOL”) is computed using month end balances and is the average of operating lease equipment, which does not include amounts held for sale. We use this average to measure the rate of return on our operating lease portfolio for the period.

Covered Loans are loans that CIT may be reimbursed for a portion of future losses under the terms of loss sharing agreements (defined below) with the FDIC. See Indemnification Assets.

Delinquent loan categorization occurs when payment is not received when contractually due. Delinquent loan trends are used as a gauge of potential portfolio degradation or improvement.

Derivative Contract is a contract whose value is derived from a specified asset or an index, such as an interest rate or a foreign currency exchange rate. As the value of that asset or index changes, so does the value of the derivative contract. We use derivatives to manage interest rate, foreign currency or credit risks. The derivative contracts we use may include interest-rate swaps, interest rate caps, cross-currency swaps, foreign exchange forward contracts, and credit default swaps.

Earning Assets is the sum of finance receivables (defined below), operating lease equipment, financing and leasing assets held for sale, interest-bearing cash, securities purchased under agreements to resell and investments less the credit balances of factoring clients.

Economic Value of Equity (“EVE”) measures the net economic value of equity by assessing the market value of assets, liabilities and derivatives.

FICO Score is a credit bureau-based industry standard score developed by the Fair Isaac Corporation (currently named FICO) that predicts the likelihood of borrower default. We use FICO scores in underwriting and assessing risk in our consumer lending portfolio.

Finance Receivables include loans, capital lease receivables and factoring receivables held for investment, and does not include amounts contained within AHFS. In certain instances, we use the term “Loans” synonymously, as presented on the balance sheet.

Financing and Leasing Assets (“FLA”) include finance receivables, operating lease equipment, and AHFS.

Gross Yield is calculated as finance revenue divided by AEA.

Indemnification Assets relate to asset purchases completed by OneWest Bank, in which the FDIC indemnified OneWest Bank prior to its acquisition by CIT against certain future losses in accordance with the Loss Sharing Agreements, as defined below. The indemnification assets were acquired by CIT in connection with the OneWest Transaction.

Interest income includes interest earned on finance receivables, cash balances, debt investments and dividends on investments.

Lease — capital is an agreement in which the party who owns the property (lessor), which is CIT as part of our finance business, permits another party (lessee), which is our customer, to use the property with substantially all of the economic benefits and risks of asset ownership passed to the lessee.

Lease — operating is a lease in which CIT retains ownership of the asset (operating lease equipment), collects rental payments, recognizes depreciation on the asset, and retains the risks of ownership, including obsolescence.

Loan-to-Value Ratio (“LTV”) is a calculation of a loan’s collateral coverage that is used in underwriting and assessing risk in our lending portfolio. LTV is the result of the total loan obligations secured by collateral divided by the fair value of the collateral.

Loss Sharing Agreements are agreements in which the FDIC indemnified OneWest Bank against certain future losses. See Indemnification Assets defined above. The loss sharing agreements generally require CIT to obtain FDIC approval prior to transferring or selling loans and related indemnification assets. Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., charge-off of loan balance or liquidation of collateral). Reimbursements approved by the FDIC usually are received within 60 days of submission. Receivables related to these indemnification assets are referred to as Covered Loans.

Lower of Cost or Fair Value relates to the carrying value of an asset. The cost refers to the current book balance of certain assets, such as held for sale assets, and if that balance is higher than the fair value, an impairment charge is reflected in the current period statement of income.

Measurement Period is the period of time that an acquirer has to adjust provisional amounts assigned to acquired assets or liabilities. The measurement period provides the acquirer with a reasonable time to obtain the information necessary to identify and measure various items in a business combination.

Net Efficiency Ratio is a non-GAAP measure that measures the level of operating expenses to our revenue generation. It is calculated by dividing operating expenses, excluding intangible assets amortization, goodwill impairment, and restructuring charges, by Total Net Revenue. This calculation may not be similar to other financial institutions’ ratio due to the inclusion of operating lease revenue and associated expenses, and the exclusion of the noted items.

Net Finance Revenue (“NFR”) is a non-GAAP measurement defined as Net Interest Revenue (defined below) plus rental income on operating lease equipment less depreciation and maintenance and other operating lease expenses. When divided by AEA, the product is defined as Net Finance Margin (“NFM”). These are key measures used by management in the evaluation of the financial performance of our business. While other financial institutions may use net interest margin (“NIM”), defined as interest income less interest expense, we discuss NFR, which includes net operating lease revenue (operating lease rental revenue, less depreciation expense and maintenance and other operating lease expenses), due to the significant revenue impact of operating lease equipment and the fact that a portion of interest expense reflects the funding of operating lease equipment.

Net Interest Income Sensitivity (“NII Sensitivity”) measures the impact of hypothetical changes in interest rates on NFR.

Net Interest Revenue reflects interest and fees on finance receivables and interest/dividends on investments less interest expense on deposits and borrowings.

Net Operating Loss Carryforward / Carryback (“NOL”) is a tax concept, whereby tax losses in one year can be used to offset taxable income in other years. For example, a U.S. Federal NOL can first be carried-back and applied against taxable income recorded in the two preceding years with any remaining amount being carried-forward for the next twenty years to offset future taxable income. The rules pertaining to the number of years allowed for the carryback or carryforward of an NOL varies by jurisdiction.

New business volume represents the initial cash outlay related to new loan or lease equipment transactions entered into during the period. The amount includes CIT’s portion of a syndicated transaction, whether it acts as the agent or a participant, and in certain instances, it includes asset purchases from third parties.

Non-accrual Assets include finance receivables greater than $500,000 that are individually evaluated and determined to be impaired, as well as finance receivables less than $500,000 that are delinquent (generally for 90 days or more), unless it is both well secured and in the process of collection. Non-accrual assets also include finance receivables with revenue recognition on a cash basis because of deterioration in the financial position of the borrower.

Non-performing Assets include non-accrual assets (described above) combined with OREO and repossessed assets.

Other Income includes (1) factoring commissions, (2) gains and losses on sales of leasing equipment (3) fee revenues, including fees on lines of credit, letters of credit, capital market related fees, agent and advisory fees and servicing fees (4) gains and losses on loan and portfolio sales, (5) gains and losses on investments, (6) gains and losses on sales of other real estate owned, (7) gains and losses on derivatives and foreign currency exchange, (8) impairment on assets held for sale, and (9) other revenues. Service charges (fee income) on deposit accounts primarily represent monthly fees based on minimum balances or transaction-based fees. Loan servicing revenue includes fees collected for the servicing of loans not owned by the Company. Other income combined with rental income on operating leases is defined as Non-interest income. Non-interest income is recognized in accordance with relevant authoritative pronouncements.

Other Real Estate Owned (“OREO”) is a term applied to real estate property owned by a financial institution. OREO are considered non-performing assets.

Purchase Accounting Adjustments (“PAA”) reflect accretable and non-accretable components of the fair value adjustments to acquired assets and liabilities assumed in a business combination. Accretable adjustments reflect the accretion or amortization of the discounts and premiums and flow through the related line items on the income statement (interest income, interest expense, non-interest income and other expenses) over the weighted average life of the assets or liabilities. The accretable adjustments are recognized using an applicable methodology, such as the effective interest method, and the retrospective method specific to reverse mortgages. These primarily relate to interest adjustments on loans and leases, as well as deposits and borrowings. The PAA for the intangible assets is amortized over the respective life of the underlying intangible asset and recorded in Operating expenses. Non-accretable adjustments, for instance credit related write-downs on loans, become adjustments to the basis of the asset and flow back through the statement of income only upon the occurrence of certain events, such as, but not limited to repayment or sale.

Purchase Credit Impaired (“PCI”) Loans and PCI Investments are loans and investments that at the time of an acquisition are considered impaired under ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality). These are determined to be impaired as there was evidence of credit deterioration since origination of the loan and investment and for which it was probable that all contractually due amounts (principal and interest) would not be collected.

Regulatory Credit Classifications used by CIT are as follows:

-	Pass — These assets do not meet the criteria for classification in one of the other categories;

-	Special Mention — These assets exhibit potential weaknesses that deserve management’s close attention and if left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects;

-	Substandard — These assets are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected;

-	Doubtful — These assets have weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values and

-	Loss — These assets are considered uncollectible and of little or no value and are generally charged off.

Classified assets are rated as substandard, doubtful and loss and range from: (1) assets that exhibit a well-defined weakness and are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to (2) assets with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Assets in this classification can be accruing or on non-accrual depending on the evaluation of these factors. Classified loans plus special mention loans are considered criticized loans.

Residual Values represent the estimated value of equipment at the end of the lease term. For operating leases, it is the value to which the asset is depreciated at the end of its estimated useful life.

Risk Weighted Assets (“RWA”) is the denominator to which Total Capital and Tier 1 Capital is compared to derive the respective risk based regulatory ratios. RWA is comprised of both on-balance sheet assets and certain off-balance sheet items (for example loan commitments, purchase commitments or derivative contracts), all of which are adjusted by certain risk-weightings as defined by the regulators, which are based upon, among other things, the relative credit risk of the counterparty.

Syndication and Sale of Receivables result from originating finance receivables with the intent to sell a portion, or the entire balance, of these assets to other institutions. We earn and recognize fees and/or gains on sales, which are reflected in other income, for acting as arranger or agent in these transactions.

Tangible Book Value (“TBV”) excludes goodwill and intangible assets from total stockholders’ equity. We use TBV in measuring tangible book value per share.

Common Tier 1 Capital, Tier 1 Capital and Total Capital are regulatory capital as defined in the capital adequacy guidelines issued by the Federal Reserve. Common Tier 1 Capital is total stockholders’ equity reduced by goodwill and intangible assets and adjusted by elements of other comprehensive income and other items. Tier 1 Capital is Common Tier 1 Capital plus other additional Tier 1 Capital instruments included, among other things, non-cumulative preferred stock. Total Capital consists of Common Tier 1, additional Tier 1 and, among other things, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, and allowance for loan losses up to 1.25% of risk weighted assets.

Total Net Revenue is a non-GAAP measurement and is the combination of NFR and other income.

Total Return Swap (“TRS”) is a swap where one party agrees to pay the other the “total return” of a defined underlying asset (e.g., a loan), usually in return for receiving a stream of LIBOR-based cash flows. The total returns of the asset, including interest and any default shortfall, are passed through to the counterparty. The counterparty is therefore assuming the risks and rewards of the underlying asset.

Troubled Debt Restructuring (“TDR”) occurs when a lender, for economic or legal reasons, grants a concession to the borrower related to the borrower’s financial difficulties that it would not otherwise consider.

Variable Interest Entity (“VIE”) is a corporation, partnership, limited liability company, or any other legal structure used to conduct activities or hold assets. These entities: lack sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties; have equity owners who either do not have voting rights or lack the ability to make significant decisions affecting the entity’s operations; and/or have equity owners that do not have an obligation to absorb the entity’s losses or the right to receive the entity’s returns.

Yield-related Fees are collected in connection with our assumption of underwriting risk in certain transactions in addition to interest income. We recognize yield-related fees, which include prepayment fees and certain origination fees, in interest income over the life of the lending transaction.

Acronyms

The following is a list of acronyms we use throughout this document:

Acronym	Definition	Acronym	Definition
AFS	Available for Sale	HELOC	Home Equity Lines of Credit
AHFS	Assets Held for Sale	HFI	Held for Investment
ALLL	Allowance for Loan and Lease Losses	HTM	Held to Maturity
ALM	Asset and Liability Management	HUD	U.S. Department of Housing and Urban Development
AOCI	Accumulated Other Comprehensive Income	LCM	Legacy Consumer Mortgages
ARM	Adjustable Rate Mortgage	LCR	Liquidity Coverage Ratio
ASC	Accounting Standards Codification	LGD	Loss Given Default
ASU	Accounting Standards Update	LIHTC	Low Income Housing Tax Credit
AVA	Actuarial Valuation Allowance	LOCOM	Lower of the Cost or Market Value
BHC	Bank Holding Company	LTV	Loan-to-Value
CCAR	Comprehensive Capital Analysis and Review	MBS	Mortgage-Backed Securities
CDI	Core Deposit Intangibles	MSR	Mortgage Servicing Rights
CET 1	Common Equity Tier 1	NFR	Net Finance Revenue
CRA	Community Reinvestment Act	NII Sensitivity	Net Interest Income Sensitivity
CTA	Currency Translation Adjustment	NIM	Net Interest Margin
DCF	Discounted Cash Flows	NOLs	Net Operating Loss Carry-Forwards
DPA	Deferred Purchase Agreement	OCC	Office of the Comptroller of the Currency
DTAs	Deferred Tax Assets	OCI	Other Comprehensive Income
DTLs	Deferred Tax Liabilities	OREO	Other Real Estate Owned
ECAP	Enterprise Stress Testing and Economic Capital	OTTI	Other than Temporary Impairment
EMC	Executive Management Committee	PAA	Purchase Accounting Adjustments
ERM	Enterprise Risk Management	PB	Primary Beneficiary
EVE	Economic Value of Equity	PCI	Purchased Credit-Impaired Loans/Securities
FDIC	Federal Deposit Insurance Corporation	PD	Probability of Obligor Default
FHA	Federal Housing Administration	ROA	Return on Average Earning Assets
FHC	Financial Holding Company	ROTCE	Return on Tangible Common Stockholders’ Equity
FHLB	Federal Home Loan Bank	SBA	Small Business Administration
FLA	Financing and Leasing Assets	SEC	Securities and Exchange Commission
FNMA	Federal National Mortgage Association	SFR	Single Family Residential
FRB	Board of Governors of the Federal Reserve System	SOP	Statement of Position
FRBNY	Federal Reserve Bank of New York	TBV	Tangible Book Value
FSA	Fresh Start Accounting	TCE	Tangible Common Stockholders’ Equity
FV	Fair Value	TDR	Troubled Debt Restructuring
GAAP	Accounting Principles Generally Accepted in the U.S.	TRS	Total Return Swaps
GSEs	Government-Sponsored Enterprises	UPB	Unpaid Principal Balance
HECM	Home Equity Conversion Mortgage	VIE	Variable Interest Entity